UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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FIRST POTOMAC REALTY TRUST
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other than Registrant)
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7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 26, 2006
To our shareholders:
      You are cordially invited to attend the Annual Meeting of Shareholders (the “Annual Meeting”) of First Potomac Realty Trust (the “Company,” “we” or “us”) on Friday, May 26, 2006 at 11:00 a.m., local time, at the Company’s offices at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814 to consider and take action on the following:

1.	To elect eight members to the Board of Trustees for a term of one year each; and

2.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.
      Only shareholders of record as of the close of business on March 13, 2006 are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof. You may vote by mail by completing and returning the enclosed proxy in the envelope provided. Please see the attached proxy statement for more details on how you can vote.
      The Board of Trustees appreciates and encourages your participation in the Company’s Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please return the enclosed proxy card to vote your shares by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Trustees,

Joel F. Bonder
Secretary
Bethesda, Maryland
April 12, 2006

i

FIRST POTOMAC REALTY TRUST
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
PROXY STATEMENT
GENERAL INFORMATION
Proxy Solicitation
      This proxy statement is furnished in connection with the solicitation of proxies by our Board of Trustees for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of the Company, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814 on Friday, May 26, 2006 at 11:00 a.m., local time, and at any adjournment and postponement thereof. This proxy statement and the accompanying proxy card were first sent to shareholders on or about April 12, 2006.
      The mailing address of our principal executive offices is 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814. We maintain a website at www.first-potomac.com. Information at our website is not and should not be considered part of this proxy statement.
      The Company will bear the costs of this solicitation including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, proxies may be solicited by the trustees, officers and employees of the Company, at no additional compensation, by telephone, telegram, personal interviews or otherwise. The Company regularly retains the services of Corporate Communications, Inc., 523 Third Avenue South, Nashville, Tennessee 37210, to assist with the Company’s investor relations and other shareholder communications issues. Corporate Communications, Inc. will assist in the solicitation of the proxies and will not receive any additional compensation for those services. The Company will reimburse the firm’s expenses in connection with the solicitation.
      No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement shall not, under any circumstances, imply that there has been no change in the information set forth since the date of this proxy statement.
Purposes of the Annual Meeting
      The principal purposes of the Annual Meeting are to: (1) elect eight members to the Board of Trustees and (2) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. The Board of Trustees knows of no other matters other than those stated above to be brought before the Annual Meeting.
VOTING
How to Vote Your Shares
      You may vote your shares at our Annual Meeting in person. If you cannot attend our Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may vote by duly authorized proxy. If you hold your shares in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein. If the proxy card is signed, dated and returned, but voting directions are not made, the proxy will be voted “for” each of the trustee nominees and in such manner as the proxy holders named on the enclosed proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

How to Revoke Your Proxy
      If you have already returned your proxy to us, you may revoke your proxy at any time before it is exercised at our Annual Meeting by any of the following actions:

•	by notifying our Secretary in writing that you would like to revoke your proxy;

•	by completing a proxy card with a later date and by returning it to us at or before our Annual Meeting; or

•	by attending our Annual Meeting and voting in person. (Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.)
      If your Common Shares are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.
Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting
      Our Board of Trustees has fixed the close of business on March 13, 2006 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 13, 2006, the Company had outstanding 20,427,755 Common Shares of beneficial interest (“Common Shares”). On all matters to come before the Annual Meeting, each holder of Common Shares will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned.
      The representation in person or by proxy of a majority of the issued and outstanding Common Shares is necessary to provide a quorum for voting at the Annual Meeting. If you have returned valid proxy instructions or if you hold your Common Shares in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Annual Meeting may be adjourned by the vote of a majority of the shares represented at the Annual Meeting until a quorum has been obtained.
      The affirmative vote of a plurality of all the votes cast at a meeting at which a quorum is present is necessary for the election of a trustee. For purposes of the election of trustees, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum.
      Under applicable New York Stock Exchange rules (the exchange on which our Common Shares are traded), brokers holding our Common Shares for beneficial owners in nominee or “street” name must vote those shares according to the specific instructions they receive from the beneficial owners. However, brokers or nominees holding shares for a beneficial owner may not receive voting instructions from the beneficial owner and under the NYSE’s rules may not have discretionary voting power on non-routine matters. In these cases, if no specific voting instructions are provided by the beneficial owner, the broker may not vote on non-routine proposals. This results in what is known as a “broker non-vote.” Since the election of trustees is a routine matter for which specific instructions from beneficial owners are not required under the NYSE’s rules, no broker non-votes will arise in the context of voting for the eight trustee nominees.
      If you do not provide voting instructions to your broker for our Common Shares held in nominee or street name, your brokerage firm may either (1) vote your shares on routine matters, including this year’s election of trustees or (2) leave your shares unvoted. To be certain that your shares are voted at our Annual Meeting, we encourage you to provide instructions to your brokerage firm or return your proxy.

PROPOSAL 1: ELECTION OF TRUSTEES
      The Board of Trustees has fixed the number of trustees at eight. The eight persons named below are nominated to serve on the Board of Trustees until the 2007 Annual Meeting of Shareholders or until such time as their respective successors are elected and qualified. Each nominee is currently a trustee of the Company.
Nominees for Election as Trustees
      The following table sets forth the names and biographical information concerning each of the trustees nominated for election at the Annual Meeting:

Name	Principal Occupation	Trustee Since	Age

Robert H. Arnold	Co-Managing Director, R.H. Arnold & Company, LLC	2003	62
Richard B. Chess	Attorney, Gregory, Hoctor, Kaplan & Kane, PLC	2003	52
Douglas J. Donatelli	President and CEO of the Company	2003	44
Louis T. Donatelli	Chairman of the Company	2003	72
J. Roderick Heller	Chairman, Carnton Capital Associates	2003	68
R. Michael McCullough	Former Chairman, Booz, Allen & Hamilton, Inc.	2003	66
Alan G. Merten	President, George Mason University	2005	62
Terry L. Stevens	Vice President and CFO, Highwoods Properties, Inc.	2003	57
      Robert H. Arnold is the Co-Managing Director of R.H. Arnold & Company, LLC, a New York-based investment banking firm which specializes in providing advisory services to U.S. and international investment funds, and advising corporations on capital raising, mergers, acquisitions, divestitures and valuations. Mr. Arnold has served as a trustee since our initial public offering and was a director of First Potomac Realty Investment Trust, Inc. (our “Predecessor”) from 1997 until our initial public offering. Mr. Arnold has more than 30 years of financial experience including serving as the Treasurer of Merrill Lynch & Co. and the Chief Financial Officer of Merrill Lynch Capital Markets. Mr. Arnold serves on the boards of the WT Mutual Funds, Treasury Strategies, Inc. and The Stanton Group. Mr. Arnold received his Bachelor of Science, Master of Science and Ph.D. degrees from Northwestern University.
      Richard B. Chess is an attorney and is currently Of Counsel to Gregory, Hoctor, Kaplan & Kane, PLC, a law firm located in Richmond, Virginia. He is also Advisor at American Realty Capital Markets and President of James River Research LLC, a real estate consulting firm. Mr. Chess has served as a trustee since our initial public offering and was a director of our Predecessor from 1997 until our initial public offering. From 1987 to 1997, Mr. Chess was Director of Acquisitions for United Dominion Realty Trust, a publicly traded real estate investment trust that invests in apartment properties. He received his Bachelor of Science Degree from the University of Pittsburgh and Juris Doctorate from the University of Richmond Law School.
      Douglas J. Donatelli is one of the founders of the Company and has served as President, Chief Executive Officer and trustee of the Company since our Predecessor’s founding in 1997. Prior to 1997, Mr. Donatelli served as Executive Vice President of Donatelli & Klein, Inc. (“D&K”), a real estate development and investment firm located in Washington, D.C., and President of D&K Management, D&K’s property management subsidiary, where he oversaw all of the major operational aspects of D&K’s property ownership activities. From 1985 to 1991, Mr. Donatelli also served as President of D&K Broadcasting, a communications subsidiary of D&K that owned Fox-network affiliated television stations. Mr. Donatelli holds a Bachelor of Science degree in Business Administration from Wake Forest University and is a member of the Urban Land Institute. Mr. Donatelli is the son of Louis T. Donatelli.
      Louis T. Donatelli is one of the founders of the Company and has served as the Chairman of the Board of the Company since our Predecessor’s founding in 1997. Effective March 1, 2006, Mr. Donatelli became a non-employee member of the Board. Mr. Donatelli is also the founder and Chairman of D&K. He currently serves on the boards of St. Johns College High School and Rebuilding Together — Christmas in April. Mr. Donatelli is an alumnus of Villanova University. He is the father of Douglas J. Donatelli.

      J. Roderick Heller, III is the Chairman of Carnton Capital Associates, a private investment corporation. From May 1986 to December 1997, Mr. Heller served as Chairman and Chief Executive Officer of NHP Incorporated and various related organizations, including National Corporation for Housing Partnerships. NHP Incorporated, prior to its sale in December 1997, was a publicly traded company that, collectively with NHP Partners, Inc., was the nation’s largest owner and operator of apartment properties. Mr. Heller has served as a trustee of the Company since our initial public offering. Mr. Heller was a partner of the law firm of Wilmer, Cutler & Pickering in Washington, D.C. from 1971 to 1982. He received a Bachelor of Arts from Princeton University, a Masters of History from Harvard University and a Juris Doctorate from Harvard Law School.
      R. Michael McCullough was employed by Booz, Allen & Hamilton Inc. (“Booz Allen”), a global consulting firm, from 1965 through 1996. He was the Chairman and Chief Executive Officer of Booz Allen from 1984 to 1992, and from 1992 until his retirement in 1996, Mr. McCullough was the Senior Chairman of Booz Allen. Mr. McCullough has served as a trustee of the Company since our initial public offering. Currently, Mr. McCullough is a Director of Watson Wyatt Worldwide, a global consulting firm, and the National Rehabilitation Hospital. Mr. McCullough was previously a director of Charles E. Smith Residential Realty, Inc. Mr. McCullough received a Bachelor of Science degree in Electrical Engineering from the University of Detroit.
      Alan G. Merten was unanimously elected to the Board of Trustees on October 27, 2005, by the members of the Board to fill a vacancy created when the size of the Board was increased. Dr. Merten has served as President of George Mason University since July 1996. He was Dean of the Johnson Graduate School of Management of Cornell University from 1989 to 1996, the Dean of the College of Business Administration at the University of Florida from 1986 to 1989, and Associate Dean for Executive Education and Computing Sciences at the University of Michigan from 1984 to 1986. Dr. Merten serves on the Board of Trustees of mutual funds affiliated with Legg Mason Partners and the Board of Directors of INOVA Health System and Xybernaut Corporation, a publicly traded mobile computing devices company. He holds a Bachelor of Science in mathematics and Ph.D. in computer science from the University of Wisconsin and a Master of Science in computer science from Stanford University.
      Terry L. Stevens is the Vice President and Chief Financial Officer of Highwoods Properties, Inc. (“Highwoods”) located in Raleigh, North Carolina. Mr. Stevens joined Highwoods in December 2003. Highwoods is a publicly traded real estate investment trust that owns office, industrial and retail properties. Mr. Stevens has served as a trustee of the Company since our initial public offering. Prior to joining Highwoods, Mr. Stevens held various executive positions from 1994 to 2003 with Crown American Realty Trust, a retail real estate company that merged with Pennsylvania Real Estate Investment Trust, a publicly traded company, including Executive Vice President, Chief Financial Officer and Trustee. From 1990 to 1994, Mr. Stevens was Director of Financial Systems Development as well as Director of Internal Audit at AlliedSignal, Inc., a large multi-national manufacturer. He also spent 18 years with Price Waterhouse, an international accounting firm, including seven years as an audit partner. Mr. Stevens received a Bachelor of Science degree in Physics from Juniata College and a Masters of Business Administration from The Wharton School.
      Our Board of Trustees recommends that shareholders vote “FOR” the election of each of the nominees.

INFORMATION ON OUR BOARD OF TRUSTEES AND ITS COMMITTEES
Independence of Our Board of Trustees
      Our Bylaws and Governance Guidelines and the listing standards of the New York Stock Exchange (“NYSE”) require that a majority of our trustees be independent. Our Board of Trustees has adopted categorical standards to assist the Board in evaluating the independence of each of the trustees. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and sets thresholds at which such relationships would be deemed to be material. Provided that no relationship or transaction exists that would disqualify a trustee under the categorical standards and the Board determines, taking into account all facts and circumstances, that no other material relationship between the Company and the trustee exists of a type not specifically mentioned in the categorical standards, the Board will deem such person to be independent. A trustee shall not be independent if he or she satisfies any one or more of the following criteria:

•	Employment. The trustee is, or who has been within the last three years, an employee of the Company, or his or her immediate family member is, or has been within the last three years, an executive officer, of the Company.

•	Other Compensation. The trustee has received or who has an immediate family member, serving as an executive officer, who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company (excluding trustee and committee fees and pension/other forms of deferred compensation for prior service that is not contingent in any way on continued service).

•	Auditor Affiliation. The trustee is a current partner or employee of a firm that is the Company’s internal or external auditor or the trustee’s immediate family member is a current partner of such a firm or a current employee of such a firm and as an employee participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or the trustee was or his or her immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

•	Interlocking Directorships. The trustee is or has been within the last three years, or his or her immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee.

•	Business Transactions. The trustee is a current employee, or his or her immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues (as reported for the last completed fiscal year).
      Our Board of Trustees has determined that the following members of our Board had no material relationship with the Company and were independent in accordance with the Company’s criteria: Robert H. Arnold, Richard B. Chess, J. Roderick Heller, III, R. Michael McCullough, Alan G. Merten (elected to the Board on October 27, 2005) and Terry L. Stevens. We presently have eight trustees, including these six independent trustees. Mr. Heller serves as Lead Independent Trustee.
      Our Board of Trustees has established five standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Trustees are reported to the Board of Trustees, usually at the meeting following such action.

Executive Sessions of Our Non-Management Trustees
      The non-management trustees of our Board of Trustees will occasionally meet in executive sessions that exclude our non-independent trustees and members of our management team. There were three (3) executive sessions held during 2005. Our Board of Trustees has determined that Mr. Heller, or in his absence, his designee, should chair all meetings of non-management trustees. During these meetings, Mr. Heller has the authority to lead the meeting, set the agenda and determine the information to be provided to the attendees. Shareholders and other interested persons may contact Mr. Heller in writing by mail c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. All such letters will be forwarded to Mr. Heller.
Audit Committee
      Our Board of Trustees has established an Audit Committee, which consists of Messrs. Stevens (Chairman), Chess and McCullough. Our Board of Trustees has determined that each of the Audit Committee members is independent, in accordance with the Company’s criteria, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Trustees. In addition, our Board of Trustees has determined that Mr. Stevens is an “audit committee financial expert” as that term is defined in the SEC rules. The Audit Committee operates under a written charter adopted by our Board of Trustees. The primary duties and responsibilities of the Audit Committee are to:

•	review and discuss with management and our independent public accountants our financial reports, financial statements and other financial information;

•	monitor the integrity of our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance;

•	appoint, retain, compensate, evaluate and replace (if necessary) the independent public accountants;

•	approve professional services provided by the independent public accountants;

•	consider the range of audit and non-audit fees;

•	monitor the independence, experience and performance of our outside auditors;

•	provide an avenue of communication among the outside auditors, management and our Board of Trustees;

•	encourage adherence to, and continuous improvement of, our financial reporting and internal control policies, procedures and practices; and

•	monitor compliance with legal and regulatory requirements.
      The Audit Committee met eight (8) times during our 2005 fiscal year and each of the members attended 75% or more of the meetings.
      For more information, please see “Audit Committee Report” beginning on page 28.
Compensation Committee
      Our Board of Trustees has established a Compensation Committee which consisted of Messrs. McCullough (Chairman), Heller and Stevens during fiscal year 2005. As of January 1, 2006, Mr. Arnold was appointed by our Board and replaced Mr. Stevens as a member of the Compensation Committee. Our Board has determined that each of the present and former Compensation Committee members is independent, in accordance with the Company’s criteria. The Compensation Committee operates under a written charter adopted by our Board. The Compensation Committee determines compensation for our executive officers and administers the Company’s 2003 Equity Compensation Plan (the “2003 Plan”). The Committee’s basic responsibility is to assure that the Chief Executive Officer, other officers and key management of the Company are compensated fairly and effectively in a manner consistent with the

Company’s stated compensation strategy, competitive practice, applicable regulatory requirements and performance results.
      The Compensation Committee met ten (10) times during our 2005 fiscal year and all members attended 75% or more of the meetings.
      For more information, please see “Compensation Committee Report” beginning on page 22.
Nominating & Governance Committee
      Our Board of Trustees has established a Nominating & Governance Committee which consisted of Messrs. Heller (Chairman), Chess and McCullough during fiscal year 2005. As of January 1, 2006, Dr. Merten was appointed by our Board and replaced Mr. Chess as a member of the Nominating & Governance Committee. Our Board has determined that each of the present and former Nominating & Governance Committee members is independent in accordance with the Company’s criteria. The Nominating & Governance Committee operates under a written charter adopted by our Board. Among other duties, this committee:

•	identifies, selects, evaluates and recommends to our Board candidates for service on our Board; and

•	oversees the evaluation of our Board and management.
      The Nominating & Governance Committee met twice during our 2005 fiscal year and all members attended both meetings.
Investment Committee
      Effective January 2005, our Board of Trustees established an Investment Committee, which consisted of Messrs. Chess (Chairman), Arnold and L. Donatelli in fiscal year 2005. As of January 1, 2006, the Investment Committee consists of Messrs. Chess (Chairman), Arnold, L. Donatelli and Dr. Merten. Among other duties this committee:

•	reviews and evaluates the Company’s business strategy; and

•	reviews proposed asset acquisitions and dispositions by the Company
      The Investment Committee met twelve (12) times during our 2005 fiscal year and all members attended 75% or more of the meetings.
Finance Committee
      Effective January 2005, Our Board of Trustees established a separate Finance Committee, which consisted in 2005 of Messrs. Heller (Chairman), Arnold, Chess and Stevens. As of January 1, 2006, the Finance Committee consists of Messrs. Heller (Chairman), Stevens and Dr. Merten. Our Board has determined that each of the Finance Committee members is independent, as that term is defined in our Bylaws and Governance Guidelines and the listing standards of the NYSE. Among other duties this committee reviews corporate and property level debt and equity strategy.
      The Finance Committee met five (5) times during our 2005 fiscal year and all members attended each of the meetings.
Other Committees
      From time to time, our Board of Trustees may establish other committees as circumstances warrant. Those committees will have the authority and responsibility as delegated to them by our Board.
Code of Business Conduct and Ethics
      The Company has adopted a Code of Business Conduct and Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer and the Company’s other employees. The Company intends to satisfy the disclosure requirement under Item 10 of Form 8-K relating to amendments to or waivers from any provision of the Code of Ethics applicable to the Company’s chief executive officer and chief financial officer by posting such information on its website at www.first-potomac.com, Investor Information, Corporate Governance.
Availability of Corporate Governance Materials
      Shareholders may view our corporate governance materials, including the charters of our Audit Committee, our Compensation Committee and our Nominating & Governance Committee, our Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.first-potomac.com, and these documents are available in print to any shareholder upon request by writing to First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: General Counsel. Information at our website is not and should not be considered a part of this proxy statement.
Trustee Nominations
      Nominating & Governance Committee. The Company’s Nominating & Governance Committee performs the functions of a nominating committee. The Nominating & Governance Committee’s Charter describes the Committee’s responsibilities, including seeking, screening and recommending trustee candidates for nomination by our Board. The Company’s Governance Guidelines also contain information concerning the responsibilities of the Nominating & Governance Committee with respect to identifying and evaluating trustee candidates. Both documents are posted on the Company’s website at www.first-potomac.com. Information at our website is not and should not be considered a part of this proxy statement.
      Trustee Candidate Recommendations and Nominations by Shareholders. The Nominating & Governance Committee’s charter provides that the committee will consider trustee candidate recommendations by shareholders. Shareholders should submit any such recommendations for the consideration of our Nominating & Governance Committee through the method described under “Communications with Our Board of Trustees” below. In addition, any shareholder of record entitled to vote for the election of trustees at the 2007 Annual Meeting of Shareholders may nominate persons for election to the Board of Trustees if that shareholder complies with the notice procedures summarized in “Shareholder Proposals for Our 2007 Annual Meeting” below.
      Process for Identifying and Evaluating Trustee Candidates. The Nominating & Governance Committee evaluates all trustee candidates in accordance with the trustee qualification standards described in our Governance Guidelines. The committee evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Nominating & Governance Committee will evaluate a candidate’s independence and diversity, skills and experience in the context of the Board’s needs.
Communications with Our Board of Trustees
      Our Board of Trustees has approved unanimously a process for shareholders to send communications to our Board. Shareholders can send communications to our Board and, if applicable, to any committee or to specified individual trustees in writing c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. The Company does not screen mail, and all such letters will be forwarded to our Board and any such specified committee or individual trustee.
Shareholder Proposals for Our 2007 Annual Meeting
      Our Board will provide for presentation of proposals by our shareholders at the 2007 Annual Meeting of Shareholders, provided that these proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding shareholder proposals.
      Shareholders intending to submit proposals for presentation at our 2007 Annual Meeting of Shareholders, scheduled to be held in May 2007, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before March 27, 2007 for inclusion in our proxy statement and the form of proxy relating to our 2007 Annual Meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC and laws of the State of Maryland. We will not consider proposals received after March 27, 2007 for inclusion in our proxy materials for our 2007 Annual Meeting of Shareholders.
      Under the Company’s Bylaws, in order for a shareholder to nominate a candidate for trustee, timely notice of the nomination must be received by the Company in advance of the meeting. Ordinarily, such notice must be received not less than 60 and no more than 90 days before the first anniversary of the date of the Company’s last annual meeting, i.e., between February 15 and March 27, 2007 for the 2007 Annual Meeting. The shareholder filing the notice of nomination must include:

•	as to the shareholder giving the notice:

•	the name and address of such shareholder, as they appear on the Company’s share transfer books;

•	a representation that such shareholder is a shareholder of record and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the class and number of Common Shares of the Company beneficially owned by that shareholder; and

•	a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by that shareholder; and

•	as to each person whom the shareholder proposes to nominate for election as a trustee:

•	the name, age, business address and, if known, residence address of the person;

•	the principal occupation or employment of the person;

•	the class and number of Common Shares of the Company that are beneficially owned by the person;

•	any other information relating to the person that is required to be disclosed in solicitations of proxies for election of trustees or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a trustee if elected.
      In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Company within the time limits described above. That notice must include:

•	the information described above with respect to the shareholder proposing such business;

•	a brief description of the business desired to be brought before the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting; and

•	any material interest of the shareholder in such business.
      In addition, if a shareholder intends to present a matter for a vote at the 2007 Annual Meeting of Shareholders, other than by submitting a proposal for inclusion in the Company’s proxy statement for that meeting, the shareholder must give timely notice in accordance with SEC rules. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Company’s proxy statement.
      In each case the notice must be given by personal delivery or by United States certified mail, postage prepaid, to the Secretary of the Company, whose address is c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, Attention: Secretary. Our Bylaws are available on our website at www.first-potomac.com. Any shareholder desiring a copy of our Bylaws will be furnished one without charge upon written request to the Secretary. Information at our website is not and should not be considered part of this proxy statement.
Trustee Attendance at Meetings of our Board of Trustees and Annual Meeting
      The Board of Trustees held nineteen (19) meetings, including four (4) regularly scheduled quarterly meetings, during 2005. All incumbent trustees attended 75% or more of the aggregate number of meetings of the Board of Trustees and its committees on which they served during 2005. Dr. Merten was elected to the Board on October 27, 2005.
      Our trustees are encouraged and expected to attend the annual meeting of shareholders. All of our trustees who were then members of the Board attended the 2005 Annual Meeting. The 2006 Annual Meeting of Shareholders will be the Company’s third meeting of shareholders.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s Relationship with Donatelli & Klein, Inc.
      The Chairman of our Board of Trustees, Louis T. Donatelli, beneficially owns 252,717 units of limited partnership interest (“Units”) in our operating partnership, First Potomac Investment Limited Partnership (i.e. the “Operating Partnership”). His Units are directly held and indirectly held through DKEPA#7 Partnership (“DKE#7”), a former limited partner of Plaza 500 Limited Partnership. DKE#7 is a general partnership composed of Donatelli & Klein (23.3%), Douglas J. Donatelli (33.3%), Louis Donatelli’s daughter (10%) and an employee of D&K (33.3%). Louis Donatelli is the Chairman and sole shareholder of Donatelli & Klein, Inc. (“D&K”). Plaza 500 Limited Partnership is a former limited partner of our operating partnership and became a unitholder in December 1997 when it contributed one of our initial properties, Plaza 500, to our operating partnership. By contributing Plaza 500 to our operating partnership in exchange for Units, Plaza 500 Limited Partnership was able to defer any taxable gain that it would have otherwise realized upon the transfer of Plaza 500. On or about January 26, 2005, Plaza 500 Limited Partnership distributed out its Units to its partners (“Plaza 500 Partners”), including Louis Donatelli and DKE#7. The Plaza 500 Partners continue to defer any taxable gain from the transfer of Plaza 500 to our operating partnership. Certain transactions that we might undertake with regard to Plaza 500 could cause the Plaza 500 Partners to recognize part or all of any taxable gain that has thus far been deferred. Messrs. Donatelli will have a conflict of interest in our Board’s consideration of any proposed disposition of Plaza 500 because of the tax liability that could be recognized by the Plaza 500 Partners. Thus, decisions with respect to that property may not fully reflect your interests.
      In addition, Louis Donatelli could have a conflict of interest because of the nature of the business of D&K. D&K is a real estate development and investment firm primarily focused on developing multifamily properties. In the past, D&K has acquired, redeveloped or repositioned commercial real estate in the Washington, D.C. metropolitan area, and thus could potentially compete with the Company. Mr. Donatelli entered into an employment agreement and a non-compete agreement, with us in October 2003 under which, subject to certain limitations, he and his affiliates, including D&K, agreed not to compete with us in acquiring, operating and developing industrial and flex properties in the Mid-Atlantic region, during the term of his employment and for an additional two-year period following his termination of employment with the Company. On February 28, 2006, the Company entered into an agreement with Mr. Donatelli whereby Mr. Donatelli’s employment agreement and non-compete agreement were terminated and Mr. Donatelli became a non-employee Chairman of the Company. Mr. Donatelli’s ability to compete with us will continue to be subject to the Company’s Code of Business Conduct and Ethics while he is Chairman.
Sublease of Former Corporate Office Space to Donatelli & Klein, Inc.
      The Company moved its corporate headquarters in Bethesda, Maryland from 7200 Wisconsin Avenue to 7600 Wisconsin Avenue in August 2005. In September 2005, the Company subleased a portion of its former offices to D&K. The Company believes the space is sub-leased at market terms. Rent due under the terms of the sublease approximates $200,000 annually over the remaining five-year term of the original lease. The Company remains obligated as primary lessee under the terms of the original lease.
Merger of First Potomac Management, Inc. into the Company
      On February 28, 2006, the Company entered into an Agreement and Plan of Merger with First Potomac Management, Inc., (“FPM, Inc.”) and FPM Inc.’s stockholders, the Company’s Chairman, Louis T. Donatelli, four members of the Company’s senior management team, Douglas J. Donatelli, Nicholas R. Smith, James H. Dawson and Barry H. Bass, and a former officer of the Company, Kyung Rhee (“the Merger Agreement”). In connection with the Company’s initial public offering in October 2003, FPM, Inc. contributed all of its assets, including the property management contracts with the Operating Partnership, to First Potomac Management LLC (“FPM LLC”), in exchange for 100% of the membership interests in FPM LLC. FPM, Inc. then contributed those membership interests in FPM LLC to our Operating Partnership in exchange for 233,333 Units. FPM, Inc. has held these Units since October 2003.
      Pursuant to the Merger Agreement, effective March 9, 2006, FPM, Inc. merged with and into the Company (the “Merger”). In connection with the Merger, the shareholders of FPM, Inc. received 233,333 Common Shares in exchange for the 233,333 Units as follows: Louis Donatelli, 85,049 shares, Douglas Donatelli, 66,150, Nicholas Smith, 37,800 shares, James Dawson, 21,000 shares, Barry Bass, 11,667 shares, and Kyung Rhee, 11,677 shares. The Merger was approved unanimously by a vote of the independent and disinterested members of the Company’s Board of Trustees.
Purchase of Operating Partnership Units
      In October 2002, prior to our initial public offering, our Operating Partnership issued 6,978 Units to Chief Financial Officer, Mr. Barry H. Bass for $14.07 per Unit. Mr. Bass purchased the Units with a combination of cash and a promissory note in the original principal amount of $68,173, maturing in July 2006 and bearing interest at 6% annually. As of March 13, 2006, the principal balance on the note was $6,313.
Certain Other Relationships
      Certain other of our trustees and executive officers beneficially own Units as a result of contributions of properties and other assets to the Company: Douglas J. Donatelli (92,056 Units, or approximately 8.7% of the total number of Units issued and outstanding); Nicholas R. Smith (41,123 Units, or approximately 3.9%); Barry H. Bass (28,169 Units, or approximately 2.7%); James H. Dawson (11,385 Units, or approximately 1.1%); and Robert H. Arnold (37,948 Units owned by R.H. Arnold Company, LLC, or approximately 3.6%). These trustees and executive officers may have conflicting duties because, in their capacities as our trustees and executive officers, they have a duty to the Company, while at the same time, in our capacity as general partner of the Operating Partnership, they have a fiduciary duty to the limited partners. Conflicts may arise when the interests of our shareholders and the limited partners of the Operating Partnership diverge, particularly in circumstances in which there may be an adverse tax consequence to the limited partners, such as upon the sale of assets or the repayment of indebtedness. The partnership agreement of the Operating Partnership contains a provision that in the event of a conflict of interest between our shareholders and the limited partners of our Operating Partnership, we shall endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, and, if we, in our sole discretion as general partner of the Operating Partnership, determine that a conflict cannot be resolved in a manner not adverse to either our shareholders or the limited partners of our Operating Partnership, the conflict will be resolved in favor of our shareholders. In addition, our Board of Trustees has adopted a policy that any disposition of property controlled by a trustee, or in which a trustee has an interest, must be approved by a unanimous vote of the disinterested trustees.

COMPENSATION OF TRUSTEES
      As compensation for serving on our Board of Trustees in 2005, each of our non-employee trustees received a cash fee of $16,000 and an additional $750 for each board meeting attended, other than the Board’s four (4) regularly scheduled quarterly meetings. In 2005, the chairmen of the Audit, Compensation, Investment and Nominating & Governance committees received additional cash fees of $17,500, $2,500, $2,500, and $2,500, respectively. The Lead Independent Trustee received an additional cash fee of $5,000. Members of each committee also received $750 for each committee meeting attended. In addition, each of our non-employee trustees, except Dr. Merten, received an annual grant of 1,000 Common Shares. Dr. Merten received a grant of 167 Common Shares, reflecting his service during one-sixth of the year. In summary, the following total cash compensation was paid to our non-employee trustees for their service in 2005: Mr. Arnold, $35,750; Mr. Chess, $44,000; Mr. Heller, $46,250; Mr. McCullough, $41,250; Dr. Merten, $2,667; and Mr. Stevens, $59,500.
      As compensation for serving on our Board of Trustees in 2006, each of our non-employee trustees will receive a cash fee of $16,000. The chairmen of the Audit, Compensation, Nominating & Governance, Investment, and Finance committees will receive additional cash fees of $15,000, $10,000, $10,000, $10,000, and $10,000, respectively; provided, however, a trustee may receive no more than one chairman’s fee. Each non-employee trustee who is a member of the Audit Committee will receive an additional fee of $10,000 and each non-employee trustee who is a member of any other committee of the Board will receive an additional cash fee of $5,000 with respect to each committee on which he serves. In addition, each of our non-employee trustees received an annual grant of 1,500 of our Common Shares. We will reimburse all trustees for reasonable out-of-pocket expenses incurred in connection with their service on the Board of Trustees and any and all committees.
      On February 28, 2006, the Company entered into an agreement with Louis T. Donatelli, whereby Mr. Donatelli became a non-employee Chairman of the Company, effective March 1, 2006. The agreement provides for the termination of Mr. Donatelli’s Employment Agreement and Non-Compete Agreement with the Company. Beginning in 2006, Mr. Donatelli receives annual cash compensation on the same basis as the other non-employee members of our Board of Trustees, as described above. In addition, Mr. Louis Donatelli will receive an annual grant of 3,000 Common Shares and will continue to be eligible to participate in all Company benefit programs while serving as Chairman.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Under federal securities laws, our executive officers, trustees and any persons beneficially owning more than ten percent (10%) of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the Securities and Exchange Commission and to the New York Stock Exchange. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by these persons during 2005.
      Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements, but one, were satisfied by these persons during 2005. Dr. Alan Merten was elected to our Board of Trustees on October 27, 2005. A Form 3 was filed by Dr. Merten on February 13, 2006.
EXECUTIVE OFFICERS
      The following table contains information regarding the executive officers of the Company. These officers are appointed annually by the Board and serve at the Board’s discretion.

Name	Age	Position

Douglas J. Donatelli	44	President and Chief Executive Officer
Barry H. Bass	42	Executive Vice President, Chief Financial Officer
Joel F. Bonder	57	Executive Vice President, General Counsel and Secretary
James H. Dawson	48	Executive Vice President, Chief Operating Officer
Nicholas R. Smith	41	Executive Vice President, Chief Investment Officer
Michael H. Comer	40	Senior Vice President, Chief Accounting Officer
Timothy M. Zulick	42	Senior Vice President, Leasing
      Douglas J. Donatelli. See Mr. Donatelli’s information on page 3.
      Barry H. Bass has served as Senior Vice President and Chief Financial Officer since joining our Predecessor in June 2002 and was appointed Executive Vice President in February 2005. Prior to joining the Company, Mr. Bass was a senior member of the real estate investment banking group of Legg Mason Wood Walker, Inc. where he advised a number of public and private real estate companies in their capital raising efforts. Prior to that, Mr. Bass was Executive Vice President of the Artery Organization in Bethesda, Maryland, an owner and operator of real estate assets in the Washington, D.C. area, and prior to that a Vice President of Winthrop Financial Associates, a real estate firm with over $6 billion of assets under management, where he oversaw the Company’s asset management group. Mr. Bass is a cum laude graduate of Dartmouth College.
      Joel F. Bonder has served as Executive Vice President, General Counsel and Secretary since joining the Company in January 2005. He was Executive Vice President and General Counsel of Apartment Investment and Management Company (“AIMCO”), one of the largest public apartment REITs in the country, from 1997 to 2002, and General Counsel of National Corporation for Housing Partnerships, the largest private owner of FHA-insured multifamily housing, and its parent, NHP Incorporated (“NHP”), from 1994 to 1997. During that period, Mr. Heller, one of our trustees, was chairman of NHP. Mr. Bonder was Counsel at Bryan Cave LLP in Washington, D.C. from 1993 to 1994, where he specialized in corporate, real estate and project finance. Mr. Bonder is a graduate of the University of Rochester and received his JD degree from the Washington University School of Law. He is admitted to the bar in the District of Columbia, Massachusetts, and Illinois.
      James H. Dawson served as Senior Vice President and Chief Operating Officer of our Predecessor from 1998 until the Company’s initial public offering in 2003, when he was appointed to the same positions with the Company. He was appointed Executive Vice President of the Company in February 2005. Mr. Dawson has coordinated the Company’s management and leasing activities since 1998. Prior to joining the Company,

Mr. Dawson spent 18 years with Reico Distributors, a large user of industrial and flex properties in the Baltimore/ Washington corridor. At Reico, he was responsible for the construction and management of the firm’s warehouse portfolio. Mr. Dawson received his Bachelor of Science degree in Business Administration from James Madison University and is a member of the Northern Virginia Board of Realtors, the Virginia State Board of Realtors and the Institute of Real Estate Management.
      Nicholas R. Smith is one of the founders of the Company and has served as Executive Vice President and Chief Investment Officer since the founding of our Predecessor in 1997. He has over 15 years experience in commercial real estate in the Washington, D.C. area, including seven years with D&K and D&K Management. Prior to joining D&K, Mr. Smith was with Garrett & Smith, Inc., a real estate investment and development firm based in McLean, Virginia and Transwestern/ Carey Winston (formerly Barrueta & Associates, Inc.) a Washington-based commercial real estate brokerage and property management firm. Mr. Smith is a graduate of the Catholic University of America. He is a member of the District of Columbia Building Industry Association and the Urban Land Institute.
      Michael H. Comer has served as Vice President and Chief Accounting Officer since joining the Company in August 2003 and was appointed Senior Vice President in February 2005. Prior to joining the Company, Mr. Comer was Controller at Washington Real Estate Investment Trust (“WRIT”), a publicly-traded, Washington, D.C.-based, diversified real estate investment trust, where from 1999 to 2003 he was responsible for overseeing the Company’s accounting operations and its internal and external financial reporting. Prior to his tenure at WRIT, he was a manager in corporate accounting at The Federal Home Loan Mortgage Corp., and, prior to that position, was with KPMG LLP in Washington, D.C. where he performed audit, consultation and advisory services from 1990 to 1994. He is a CPA and a graduate of the University of Maryland where he received a Bachelor of Science in Accounting. Mr. Comer is a member of the American Institute of Certified Public Accountants.
      Timothy M. Zulick has been Senior Vice President, Leasing since joining the Company in August 2004. Prior to joining the Company, Mr. Zulick was Senior Vice President at Trammell Crow Company where, from 1998 to 2004, he concentrated on leasing, sales and development of flex and industrial properties in the Baltimore-Washington Corridor. From 1994 to 1998, he worked as a tenant and landlord representative with Casey ONCOR International where he also focused on leasing and sales of industrial properties. Prior to that time Mr. Zulick was employed with Colliers Pinkard and specialized in the valuation of commercial real estate in Maryland. He received a Bachelors degree in Business Administration from Roanoke College. Mr. Zulick is a licensed real estate person and an active member of the Society of Industrial and Office Realtors (SIOR).

SHARE OWNERSHIP OF TRUSTEES AND EXECUTIVE OFFICERS
      The following table sets forth certain information, as of March 13, 2006, regarding the Company’s Common Shares owned of record or known to the Company to be owned beneficially by each trustee and nominee for trustee, each executive officer and all trustees and executive officers as a group. At March 13, 2006, there were 20,427,755 Common Shares outstanding. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table has sole voting and investment power over the Common Shares beneficially owned by that person. The address for each individual listed below is: c/o First Potomac Realty Trust, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814.

	Number of Common
Beneficial Owners	Shares Beneficially Owned(1)		Percent of Class(2)

Louis T. Donatelli	410,866	(3)	1.99%
Douglas J. Donatelli	281,684	(4)	1.37%
Barry H. Bass	92,808	(5)	*
Joel F. Bonder	19,945	(6)	*
James H. Dawson	70,033	(7)	*
Nicholas R. Smith	148,733	(8)	*
Michael H. Comer	19,910	(9)	*
Timothy M. Zulick	12,468	(10)	*
Robert H. Arnold	46,448	(11)	*
Richard B. Chess	4,500		*
J. Roderick Heller, III	12,500		*
R. Michael McCullough	7,500		*
Alan G. Merten	167		*
Terry L. Stevens	4,105		*

All Trustees and Executive Officers as a group (14 persons)	1,116,367		5.51%

*	Represents less than one percent of the Company’s issued and outstanding shares.

(1)	Includes the total number of Common Shares issuable upon redemption of Units. Units are redeemable by the holder for cash, or at the Company’s option, an equivalent number of Common Shares.

(2)	The total number of our Common Shares outstanding used in calculating the percentage ownership of each person assumes that none of the Units held by other persons are redeemed for Common Shares.

(3)	Includes (i) 242,519 Common Shares issuable upon redemption of Units held directly, (ii) 6,250 Common Shares issuable upon the exercise of options that are vested or vest within 60 days, (iii) 52,200 Common Shares owned by Mr. Donatelli’s wife, (iv) 4,500 Common Shares held in trust for the benefit of Mr. Donatelli’s grandchildren, over which trust Mr. Donatelli’s wife possesses voting and investment power. Also includes 10,198 Common Shares issuable upon redemption of Units held by DKE #7, of which D&K is a general partner. Mr. Donatelli is the Chairman of D&K.

(4)	Includes (i) 81,858 Common Shares issuable upon redemption of Units held directly, (ii) 101,250 Common Shares issuable upon the exercise of options that are vested or vest within 60 days, (iii) 400 Common Shares held by Mr. Donatelli as custodian for his minor children as to which he disclaims beneficial ownership and (iv) 11,646 restricted Common Shares that vest if the Company meets certain performance criteria. Also includes 10,198 Common Shares issuable upon redemption of Units held by DKE #7, of which Mr. Donatelli is a general partner.

(5)	Includes (i) 28,169 Common Shares issuable upon redemption of Units held directly, (ii) 30,000 Common Shares issuable upon the exercise of options that are vested or vest within 60 days and (iii) 7,986 restricted Common Shares that vest if the Company meets certain performance criteria.

(6)	Includes 15,625 Common Shares issuable upon the exercise of options that are vested or vest within 60 days.

(7)	Includes (i) 11,385 Common Shares issuable upon redemption of Units held directly, (ii) 25,000 Common Shares issuable upon the exercise of stock that are vested or vest within 60 days, (iii) 1,200 Common Shares owned jointly with his minor children and (iv) 7,986 restricted Common Shares that vest if the company meets certain performance criteria.

(8)	Includes (i) 41,123 Common Shares issuable upon redemption of Units held directly, (ii) 51,875 Common Shares issuable upon the exercise of stock options that are vested or vest within 60 days, and (iii) 8,651 restricted Common Shares that vest if the company meets certain performance criteria.

(9)	Includes 16,875 Common Shares issuable upon the exercise of stock options that are vested or vest within 60 days.

(10)	Includes 8,750 Common Shares issuable upon the exercise of stock options that are vested or vest within 60 days.

(11)	Includes 37,948 Common Shares issuable upon redemption of Units held by R.H. Arnold & Company, LLC, of which Mr. Arnold is the controlling member.
SHARE OWNERSHIP BY CERTAIN BENEFICIAL OWNERS
      To the Company’s knowledge, based upon information available to the Company, beneficial owners of more than 5% of the Company’s Common Shares as of December 31, 2005, are as follows:

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership(1)	Percent of Class

JP Morgan Chase & Co.	1,636,260	8.15%
270 Park Avenue
New York, NY 10017

(1)	Information based on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2006, by JP Morgan Chase & Co. The Schedule 13G indicates that the reporting entity is an investment adviser with sole voting power over 652,760 Common Shares, sole dispositive power over 1,618,660 Common Shares and shared dispositive power over 500 Common Shares.

EXECUTIVE COMPENSATION
Summary Compensation Table
      The following table shows for the fiscal years ended December 31, 2005, 2004, and 2003 the annual and long-term compensation paid and accrued by the Company and the Predecessor to the Company’s Chief Executive Officer and to each of the four other most highly compensated executive officers whose total annual compensation exceeded $100,000 for the periods indicated.

						Long-Term
	Annual Compensation					Compensation

						Restricted		Securities
						Share		Underlying		All Other
Name and Position	Fiscal Year	Salary		Bonus(1)		Awards(2)		Option(3)		Compensation(4)

Douglas J. Donatelli	2005	$280,000		$275,000		$409,939		0		$45,641	(5)
President, CEO and Trustee	2004	250,000		275,000		0		15,000		12,980
	2003	108,800		73,900		0		150,000		509,500
Barry H. Bass	2005	200,000		165,000		281,107		0		39,997	(6)
Executive Vice President and	2004	165,000		165,000		0		7,500		12,375
Chief Financial Officer	2003	108,100		60,000		0		50,000		42,300
Joel F. Bonder	2005	200,000		150,000		0		50,000		10,021	(7)
Executive Vice President,	2004		(8)		(8)		(8)		(8)		(8)
General Counsel and Secretary	2003		(8)		(8)		(8)		(8)		(8)
James H. Dawson	2005	200,000		165,000		281,107		0		44,797	(9)
Executive Vice President and	2004	165,000		165,000		0		7,500		17,175
Chief Operating Officer	2003	104,500		104,700		0		50,000		20,800
Nicholas R. Smith	2005	210,000		175,000		304,524		0		38,753	(10)
Executive Vice President and	2004	175,000		175,000		0		5,000		12,620
Chief Investment Officer	2003	76,200		63,900		0		75,000		290,700

(1)	Bonus amounts consist of cash bonus payments and, for the year ended 2003, leasing commissions.

(2)	Calculated by multiplying the last reported sale price of the Company’s Common Shares on the date the vesting terms were fixed, $26.40, by the number of Restricted Shares awarded. Common Shares do not vest until January 3, 2012, or earlier in the event certain financial performance goals are met by the Company. None of the Restricted Shares had vested as of December 31, 2005, however, twenty-five percent (25%) of each executive’s Restricted Shares vested on February 1, 2006. See “Restricted Shares” on page 21.

(3)	All options vest as follows: Twenty-five percent (25%) on the first anniversary of the date of grant and another 6.25% in each calendar quarter thereafter.

(4)	All Other Compensation for 2004 includes health and life insurance premiums and for 2003 includes only distributions to partners from affiliated entities prior to the Company’s initial public offering.

(5)	All Other Compensation for 2005 includes the following items paid by the Company: $14,000 401(k) match, $11,633 family health insurance premiums, $1,279 life insurance premiums, $1,260 annual parking fees at the Company’s headquarters, and $17,469 in dividends from 15,528 Restricted Shares.

(6)	All Other Compensation for 2005 includes the following items paid by the Company: $13,846 401(k) match, $11,633 family health insurance premiums, $1,279 life insurance premiums, $1,260 annual parking fees at the Company’s headquarters, and $11,979 in dividends from 10,648 Restricted Shares.

(7)	All Other Compensation for 2005 includes the following items paid by the Company: $7,920 family health insurance premiums, $946 life insurance premiums, and $1,155 annual parking fees at the Company’s headquarters.

(8)	Mr. Bonder joined the Company on January 4, 2005.

(9)	All Other Compensation for 2005 includes the following items paid by the Company: $13,846 401(k) match, $11,633 family health insurance premiums, $1,279 life insurance premiums, $1,260 annual parking fees at the Company’s headquarters, $4,800 annual automobile allowance, and $11,979 in dividends from 10,648 Restricted Shares.

(10)	All Other Compensation for 2005 includes the following items paid by the Company: $13,933 401(k) match, $9,304 family health insurance premiums, $1,279 life insurance premiums, $1,260 annual parking fees at the Company’s headquarters, and $12,977 in dividends from 11,535 Restricted Shares.
Option/ SAR Grants in Last Fiscal Year
      The following table provides information on options granted to Mr. Bonder in fiscal year 2005. None of the other executive officers were granted options in 2005.

Individual Grants
Potential Realizable Value
		% of Total			at Assumed Annual Rates
	Number of	Options			of Share Price
	Common	Granted			Appreciation for Option
	Shares	to	Exercise		Term
	Underlying	Employees	Price per	Expiration
Name of Grantee	Options(1)	In 2005	Share	Date(2)	5%	10%

Joel F. Bonder	50,000	50.76%	$22.42	January 4, 2015	$704,991	$1,786,585

(1)	All options vest as follows: 25% commencing on the first anniversary of the date of grant and another 6.25% in each calendar quarter thereafter.

(2)	Ten years from date of grant.
Aggregated Option/ SAR Exercises in 2005 and December 31, 2005 Option/ SAR Values
      The following table provides information on option exercises in 2005 by the named executive officers, and the value of each such officer’s unexercised options at December 31, 2005.

			Number of Shares
			Underlying Unexercised		Value of Unexercised In-the-
			Options at		Money Options at
			December 31, 2005		December 31, 2005(1)
	Shares Acquired
Name	on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Douglas J. Donatelli	0	$—	90,000	75,000	$1,023,187	$835,312
Barry H. Bass	5,000	55,200	25,937	26,563	348,465	290,785
Joel F. Bonder	0	—	12,500	37,500	0	209,000
James H. Dawson	10,000	114,500	20,937	26,563	348,465	290,758
Nicholas R. Smith	0	—	45,937	39,063	519,006	429,994

(1)	Market value of underlying securities on December 31, 2005, less the exercise price. Market value is based on the last reported sale price of the Common Shares on the NYSE on December 30, 2005 of $26.60 per share.
Employment Agreements
      The Company entered into employment agreements with Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass and James H. Dawson as of October 23, 2003, the date of the Company’s initial public offering, and with Joel F. Bonder, as of January 4, 2005, the date of his employment with the Company. The employment agreements for Douglas J. Donatelli and Nicholas R. Smith are for an initial three-year term and provide for automatic renewal of two-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. The employment agreements for Barry H. Bass and James H. Dawson were for an initial two-year term and the employment agreement with Joel F. Bonder was for an initial term of nine months. Each of these agreements provides for automatic renewal of one-year terms if not terminated by either party at least 90 days prior to the end of the applicable term. These latter three agreements automatically renewed for one year beginning October 23, 2005. The employment agreements provide that if a change in control occurs, the employment term will automatically be extended to the later of (i) the end of the existing employment term or (ii) the date that is equivalent to the automatic renewal term for the executive.
      The following describes the material terms of the employment agreements. The employment agreements provide that each executive’s annual base salary is reviewed annually for appropriate increases by the Compensation Committee. Bonuses may be granted in the discretion of the Compensation Committee, and there is no limit on the bonus awardable to any executive in any given year. The agreements provide that the executive officers agree to devote substantially all of their business time to the Company’s operations.
      The employment agreements also provided at the time of the Company’s initial public offering that each executive be granted an option on the date of his employment, to purchase the Company’s Common Shares at an exercise price of $15.00 per share. The option grants for each executive were as follows: Douglas J. Donatelli, 150,000 Common Shares; Nicholas R. Smith, 75,000 Common Shares; and Barry H. Bass and James H. Dawson, 50,000 Common Shares each. Joel F. Bonder was granted an option on the date of his employment to purchase 50,000 Common Shares on January 4, 2005 at an exercise price of $22.42 per share. The option grants will become exercisable over a four-year period.
      The employment agreements permit the Company to terminate the executives’ employment with appropriate notice for or without “cause.” “Cause” is generally defined to mean:

•	conviction of, or a plea of guilty or nolo contendere to, a felony;

•	intentional and continual failure to substantially perform reasonably assigned material duties, which failure is materially and demonstrably detrimental to the Company and has continued for at least 30 days after written notice of demand for substantial performance has been provided;

•	willful misconduct in the performance of the executive’s duties; or

•	breach of any non-competition, non-disclosure or non-solicitation agreement in effect between the executive and the Company.
      In addition, each executive has the right under his employment agreement to resign for “good reason.” “Good reason” is defined in the employment agreement to include a substantial reduction in base salary, a demotion, a material reduction in duties, the executive being based at a location other than the Washington, D.C. metropolitan area, non-renewal of the employment agreement, or any material breach of the employment agreement by the Company. Resignation for “good reason” entitles the executive to receive the benefits described below.
      The employment agreements referred to above provide that the executive officers will be eligible to receive the same benefits, including participation in the Company’s retirement and welfare plans to the same extent as other similarly situated employees, and such other benefits as are commensurate with their position. Participation in employee benefit plans will be subject to the terms of said benefit plans as in effect from time to time.
      When the executive’s employment ends for any reason, the Company will pay accrued and unpaid salary, bonuses and benefits already determined, and other existing obligations. In addition, if the Company terminates Douglas J. Donatelli’s or Nicholas R. Smith’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay the executive (i) severance equal to two times the executive’s base salary, payable over the 24-month period after the executive’s termination of employment, (ii) a pro ration of the executive’s incentive pay (as described below) for the fiscal year of his termination, and (iii) payment of premiums for group health coverage during the 24-month period after termination of employment or may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the Company terminates Barry H. Bass’s, James H. Dawson’s or Joel F. Bonder’s employment without cause or if the executive resigns for good reason, the Company will be obligated to pay the executive (i) severance equal to one times the executive’s base salary, payable over the 12-month period after the executive’s termination of employment, (ii) a pro ration of the executive’s incentive pay, and (iii) payment of premiums for group health coverage during the 12-month period after termination of employment or we may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. If the executive is terminated on account of death or disability, the executive will receive a pro ration of his incentive pay that covers the fiscal year of his termination. In addition, for each of the executives, in the event the Company terminates his employment other than for cause, on account of the executive’s disability or death, or by the executive for good reason, all of the executive’s outstanding options, restricted shares and other equity rights will become fully vested and/or exercisable, as applicable, and all outstanding options and other equity rights that have an exercise period will remain exercisable for the shorter of (i) the remaining term of the option or equity right, or (ii)(A) for Douglas J. Donatelli and Nicholas R. Smith, five years from the effective date of such termination, or (B) for Barry H. Bass, James H. Dawson and Joel F. Bonder, three years from the effective date of such termination. To receive the severance, the executive must execute a release of claims. An executive’s incentive pay is the greater of (i) the maximum incentive bonus for which the executive was eligible during the period that includes the executive’s date of termination or (ii) the highest aggregate bonus or incentive payment paid to the executive during any of the three calendar years prior to the executive’s termination date.
      In the event of a change in control, all outstanding options, restricted shares and other equity rights will become fully vested and exercisable for each executive officer. In the event of a change in control, Douglas J. Donatelli will be entitled to enhanced severance benefits irrespective of when his employment terminates if his employment terminates by the Company without cause or by him for good reason after the change in control. Nicholas R. Smith will be entitled to enhanced severance benefits if, within the two-year period after a change in control occurs, his employment is terminated without cause or he terminates on account of good reason. Barry H. Bass, James H. Dawson and Joel F. Bonder will be entitled to enhanced severance benefits if, within one year after a change in control occurs, their employment is terminated without cause or they terminate on account of good reason. In addition, Douglas J. Donatelli, Nicholas R. Smith, Barry H. Bass, James H. Dawson and Joel F. Bonder will be entitled to enhanced severance benefits if they are terminated prior to a change in control, if their employment terminates (i) within the six-month period prior to a change in control or (ii) after the commencement of the Company’s negotiations with a third party that ultimately results in a change in control, provided the change in control occurs within 12 months of the executive’s termination. Douglas J. Donatelli and Nicholas R. Smith will also be entitled to enhanced severance benefits if they resign for any reason during the one-month period that begins after the first anniversary of the change in control. The change in control severance benefits payable to Douglas J. Donatelli and Nicholas R. Smith are as follows: (i) lump sum severance payment equal to three times the executive’s base salary, (ii) lump sum severance payment equal to three times the executive’s incentive pay, (iii) a pro ration of the executive’s incentive pay for the fiscal year of his termination, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of the termination following such change in control and (v) payment of premiums for group health coverage during the 36-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. The change in control severance benefits payable to Barry H. Bass, James H. Dawson and Joel F. Bonder are as follows: (i) lump sum severance payment equal to two times the executive’s base salary, (ii) lump sum severance payment equal to two times the executive’s incentive pay, (iii) a pro ration of the executive’s incentive pay, (iv) all outstanding options and other equity rights with an exercise period will remain exercisable for the shorter of (A) the remaining term of the award, or (B) five years from the effective date of any termination following such change in control, and (v) payment of premiums for group health coverage during the 24-month period after termination of employment or the Company may elect to pay cash in lieu of such coverage in an amount equal to the after-tax cost of continuing such coverage if the coverage cannot be continued. To receive the enhanced severance, each executive must execute a release of claims. In general terms, a change of control occurs:

•	if a person, entity or affiliated group (with certain exceptions) acquires more than 50% of the Company’s then outstanding voting securities;

•	if we merge into another entity unless the holders of the Company’s voting shares immediately prior to the merger have at least 50% of the combined voting power of the securities in the merged entity or its parent;

•	if we sell or dispose of all or substantially all of the Company’s assets;

•	if we are liquidated or dissolved; or

•	if after the effective date of the employment agreement, new trustees are subsequently elected to the Company’s Board and such trustees constitute a majority of the Company’s Board and have been members of the Company’s Board for less than two years (with certain exceptions).
      If payments become due as a result of a change in control and the excise tax imposed by Internal Revenue Code Section 4999 applies, the terms of the employment agreements require the Company to gross up payments to the executive for the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.
      If Douglas J. Donatelli’s and Nicholas R. Smith’s employment terminates for any reason or if a change in control occurs, the Company will indemnify each of them in connection with personal guarantees that they have jointly and severally provided in respect of certain indebtedness.
      In connection with the employment agreements, each executive was required to execute a non-competition, confidentiality and non-solicitation agreement. This agreement provides that for the one-year period after termination of an executive’s employment for any reason, the executive will not compete with the Company by working with or investing in any business or enterprise which acquires, operates or develops industrial or flex properties within Delaware, Maryland, North Carolina, Pennsylvania, Virginia, Washington, D.C. and West Virginia. This agreement also provides that for the one-year period after termination of the executive’s employment for any reason the executive will not solicit any of the Company’s operating partnership’s principal customers, encourage any of the Company’s principal customers to reduce its patronage of the Company, or solicit or hire any of the Company’s employees.
      The Company also entered into an employment agreement with Louis T. Donatelli as of October 23, 2003, with an initial three-year term. The employment agreement provided that Mr. Donatelli would receive an annual base salary of $130,000 and an annual non-competition payment of $50,000. On February 28, 2006, the Company entered into an agreement with Mr. Donatelli, whereby he became a non-employee Chairman of the Company, effective March 1, 2006. The agreement provides for the termination of Mr. Donatelli’s Employment Agreement and Non-Compete Agreement with the Company and his receipt of annual cash compensation on the same basis as the other non-employee members of our Board of Trustees. The Chairman will receive non-cash compensation equal to twice the number of shares of the Company’s common stock awarded annually to each non-employee trustee and he will continue to be eligible to participate in all Company benefit programs while serving as Chairman. See “Compensation of Trustees.”

COMPENSATION COMMITTEE REPORT
      The Compensation Committee designs and administers the Company’s equity compensation plan for all employees and the executive compensation plan. The Committee’s philosophy is to provide an executive compensation package that is performance based and, therefore, rewards superior performance and has consequences for underperformance.
      Our objective is to pay a competitive base salary, with both annual incentive compensation and long-term incentive compensation awards closely linked to the Company’s short- and long-term financial objectives set by the Committee and each individual’s performance. These financial objectives include funds from operations, or FFO, per share, property net operating income, acquisition volume and total return to shareholders. Consideration of individual performance enables the Committee to differentiate among executives and emphasize the link between personal performance and compensation.
      The Company’s long-term incentive program serves to align the interests of executives with those of the Company’s shareholders, as the Company’s executives will benefit under their long-term incentive stock awards from any future appreciation in the Company’s share price in the same manner as the Company’s other shareholders. In addition, the extended vesting schedule of options and restricted shares (“Restricted Shares”) further the goal of executive retention. The types of awards granted under the program are described in more detail below.
      In furtherance of its compensation objectives, the Committee, with the assistance of our independent consultant, compares the Company’s senior management compensation levels with those of a group of peer companies with which the Company believes it competes. These peer companies are publicly-traded real estate investment trusts that primarily focus on industrial, flex and/or office properties and are similar to the Company in size, organization and geographic location. This benchmarking is done with respect to the key components of the Company’s executive compensation program, as well as the compensation of individual executives where job descriptions are sufficiently similar. The Committee also considers the recommendations of the Chief Executive Officer regarding the compensation of the senior executive officers who report directly to him.
      A table showing the total value of annual compensation provided to the named executive officers is set forth later in this report under the heading “Summary of 2005 Executive Compensation.”
      The Committee periodically reviews the effectiveness and competitiveness of the Company’s executive compensation structure with the assistance of its independent consultant.
Components of Executive Compensation
      Our Committee’s executive compensation methodology consists of three primary components: (1) base salary, (2) annual incentive compensation and (3) long-term incentive compensation. These components provide elements of fixed income and variable compensation that is linked to the achievement of individual and corporate goals and the enhancement of value to our Company’s shareholders.

Base Salary
      Base salary represents the fixed component of our executive compensation system. The Committee has established a salary structure for executive officers by ordinal position. Annual salary rates for specific individuals will vary within the range for such position based on such individual’s experience and qualifications. Annual merit increases are based on individual performance levels gauged by performance appraisals conducted annually as well as an assessment of market competitive compensation levels based on a review by our independent compensation consultant. Salary adjustments are based on a similar evaluation and a comparison of adjustments made by competitors and any necessary inflationary adjustments.

Annual Incentives
      Annual incentives exist in the form of bonuses available to each executive officer as a means of linking compensation to objective performance criteria during the course of the fiscal year that are within the control of the executive officer. The actual amount of incentive bonus for 2005 received by each of our executive officers was determined by the Compensation Committee based on each individual’s and the Company’s performance with respect to various factors depending on the executive’s responsibilities, including but not limited to, growth in FFO per share, improvement of property net operating income and the dollar volume of acquisitions. Incentive bonuses were paid in cash.

Long-Term Incentives
      Purpose. The third component of executive compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentives are important to motivate and reward our executives and employees for maximizing shareholder value. Long-term incentives are provided primarily by grants of options and Restricted Shares under the 2003 Equity Compensation Plan (“2003 Plan”), which is administered by the Compensation Committee.
      The Company’s awards of long-term incentives to senior executive officers generally reflect a blend of options and Restricted Shares. The option component is designed to incentivize and reward executives for increases in the price of the Common Shares. The Restricted Share component is designed to incentivize and reward superior performers to remain with the Company and remain focused during periods when options may have less realizable value and is based on Total Return (as defined below) to the Company’s shareholders. Compared with granting options, the grant of Restricted Shares utilizes fewer total shares under the Company’s equity compensation plan at a comparable cost to the Company.
      Options. Options granted by the Company vest over a four year period, with 25% becoming exercisable on the first anniversary of the grant date and another 6.25% at the end of each calendar quarter thereafter, assuming continued employment by the executive. The exercise price is the fair market value of the Common Shares on the grant date as follows: 2003 grants to senior executive officers: $15.00 per share (the initial public offering price of the Common Shares); 2004 grants: $18.70 per share; 2005 grant: $22.42 per share. In connection with entry into his employment agreement, Mr. Bonder received a grant of 50,000 options on January 4, 2005. The Company’s other executive officers did not receive additional option grants in 2005.
      Restricted Shares. Restricted Shares issued in 2005 vest on January 3, 2012 (the seventh anniversary of the grant date), or earlier as follows:

•	25% (the “First Shares”) on the day (the “First Measurement Date”) on which the Total Return to the Company’s shareholders for the period beginning January 3, 2005 through the First Measurement Date shall equal at least 30% for ten (10) consecutive Business Days; provided, however, if the First Measurement Date has not occurred by January 2, 2009, the First Shares will vest on January 3, 2012, assuming continued employment by the executive on that date;

•	25% (the “Second Shares”) on the day (the “Second Measurement Date”) on which the Total Return to the Company’s shareholders for the period beginning January 3, 2005 through the Second Measurement Date shall equal at least 40% for ten (10) consecutive Business Days; provided, however, if the Second Measurement Date has not occurred by January 2, 2010, the Second Shares will vest on January 3, 2012, assuming continued employment by the executive on that date;

•	25% (the “Third Shares”) on the day (the “Third Measurement Date”) on which the Total Return to the Company’s shareholders for the period beginning January 3, 2005 through the Third Measurement Date shall equal at least 50% for ten (10) consecutive Business Days; provided, however, if the Third Measurement Date has not occurred by January 2, 2011, the Third Shares will vest on January 3, 2012, assuming continued employment by the executive on that date; and

•	25% (the “Fourth Shares”) on the day (the “Fourth Measurement Date”) on which the Total Return to the Company’s shareholders for the period beginning January 3, 2005 through the Fourth

Measurement Date shall equal at least 60% for ten (10) consecutive Business Days; provided, however, if the Fourth Measurement Date has not occurred by January 2, 2012, the Fourth Shares will vest on January 3, 2012, assuming continued employment by the executive on that date.

      “Total Return” is defined as, for the applicable period, the cumulative total return of the Common Shares over such period, as measured by (i) the sum of (a) the cumulative amount of dividends paid in respect of the Common Shares for such period (assuming that all cash dividends are reinvested in Common Shares as of the payment date for such dividend, based on the last reported sale price of the Common Shares on the dividend payment date), and (b) an amount equal to (x) the last reported sale price of the Common Shares at the end of such period, minus (y) the last reported sale price of the Common Shares on January 3, 2005, divided by (ii) the last reported sale price of the Common Shares on January 3, 2005.
      None of the Restricted Shares had vested as of December 31, 2005. The First Shares vested as of February 1, 2006 based on the achievement of a 30% Total Return on that date.
      Holders of Restricted Shares receive dividends on Restricted Shares at the same rate as paid to holders of Common Shares and have the same voting rights with respect to Restricted Shares as holders of Common Shares.
      Future Restricted Share awards may vest either based on the financial performance of the Company or over time.

Other Incentives
      All Company employees are eligible to participate in the Company’s benefit programs. The Company pays health and life insurance premiums and annual parking fees at the Company’s headquarters for all employees, including each of the Company’s executive officers.
Change of Control Compensation
      The Company has entered into change of control employment agreements with each of the Company’s executive officers. These agreements provide for the continued employment of the executives for a period of time following a change of control of the Company, and are designed to retain the executives and provide continuity of management in the event of an actual or threatened change in the control of the Company and ensure that their compensation and benefits expectations would be satisfied in such event. A description of the material terms of the Company’s change of control arrangements can be found beginning on page 18.
2005 CEO Compensation
      The Committee meets each year in executive session to evaluate the performance of Douglas J. Donatelli, the Company’s Chief Executive Office. The results of this evaluation determine Mr. Donatelli’s total compensation. Our evaluation is guided by our Company’s performance and a review of publicly available information as to the compensation of the CEOs of peer companies. The Committee also consults with the Committee’s independent compensation advisor in setting the CEO’s compensation. Neither the Committee nor its independent compensation advisor consults with Mr. Donatelli or any other members of management when setting the CEO’s compensation. Appropriate adjustments in the compensation of our CEO are considered at the same time that we consider similar adjustments for our other executive officers.
      In January 2005, the Committee approved a 12% salary increase for Mr. Donatelli from $250,000 to $280,000. At the same time, the Committee approved a long-term incentive award to Mr. Donatelli consisting of 15,528 Restricted Shares. This long-term incentive award had a dollar value of $409,939 at the time the award’s vesting terms were fixed (assuming the vesting conditions are met, without taking any discount for risk of forfeiture). The Committee determined Mr. Donatelli’s salary increase and long-term incentive award after reviewing competitive market data and Mr. Donatelli’s individual performance during the 2005 fiscal year.
      In January 2006, the Committee awarded Mr. Donatelli a $275,000 annual incentive payment with respect to fiscal year 2005, representing 98% of Mr. Donatelli’s base salary. In setting this award, the

Committee reviewed the Company’s overall financial performance during the year, as well as Mr. Donatelli’s role in advancing the Company’s three strategies of: growth in FFO per share, improvement of property net operating income and the dollar volume of property acquisitions. In particular, the Committee noted the Company’s ranking among all REITs in total shareholder return for 2005, the Company’s reported 33% increase in FFO per diluted share for the year, same property NOI increase of 7.3% over 2004 and the completion of $214 million of property acquisition through twelve separate transactions in 2005. The Committee also noted the Company’s overall balance sheet strength improvement during 2005. Mr. Donatelli also spent considerable time during the year focused on improving the Company’s organizational capabilities and the development of candidates for leadership positions throughout the Company.
Summary of 2005 Executive Compensation
      The following table presents the total value of the compensation provided to each of the named executive officers in 2005 based on amounts included in the Summary Compensation Table. The dollar value for the cash compensation shown in the table reflects amounts actually paid. The dollar value for the Restricted Shares and options shown in the table is based on estimates of potential realizable value calculated in accordance with SEC rules. Any amounts actually realized by the officer will depend on the satisfaction of time and performance related vesting requirements and on the price of the Common Shares in the future and may be materially different from the values shown below.

	Cash Compensation

			Dividends	Long-Term Incentive Awards
			on Unvested
			Restricted	Restricted Share		All Other		Total
Name and Position	Salary	Bonus	Shares(1)	Awards(2)	Options(3)	Compensation		Compensation

Douglas J. Donatelli	$280,000	$275,000	$17,469	$409,939	—	$28,172	(4)	$1,010,580
President, CEO and Trustee
Barry H. Bass	$200,000	$165,000	$11,979	$281,107	—	$28,018	(5)	$686,104
Executive Vice President and Chief Financial Officer
Joel F. Bonder	$200,000	$150,000	—	—	$96,500	$10,021	(6)	$456,521
Executive Vice President, General Counsel and Secretary
James H. Dawson	$200,000	$165,000	$11,979	$281,107	—	$32,818	(7)	$690,904
Executive Vice President and Chief Operating Officer
Nicholas R. Smith	$210,000	$175,000	$12,977	$304,524	—	$25,776	(8)	$728,277
Executive Vice President and Chief Investment Officer

(1)	Dividends on unvested Restricted Shares are earned at the same rate as dividends on Common Shares.

(2)	Calculated by multiplying the last reported sale price of the Company’s Common Shares on the date the vesting terms were fixed, $26.40, by the number of Restricted Shares awarded. None of the Restricted Shares had vested as of December 31, 2005, however, 25% of each executive’s Restricted Shares vested on February 1, 2006. The Restricted Shares will vest on January 3, 2012, or earlier in the event certain financial performance goals are met by the Company.

(3)	Calculated using the Black-Scholes method of valuation. None of Mr. Bonder’s options were exercisable as of December 31, 2005. The options vest as follows: 25% on January 4, 2006 and another 6.25% at the end of each calendar quarter thereafter, assuming continued employment by Mr. Bonder.

(4)	All Other Compensation for 2005 includes the following items paid by the Company: $14,000 401(k) match, $11,633 family health insurance premiums, $1,279 life insurance premiums and $1,260 annual parking fees at the Company’s headquarters.

(5)	All Other Compensation for 2005 includes the following items paid by the Company: $13,846 401(k) match, $11,633 family health insurance premiums, $1,279 life insurance premiums and $1,260 annual parking fees at the Company’s headquarters.

(6)	All Other Compensation for 2005 includes the following items paid by the Company: $7,920 family health insurance premiums, $946 life insurance premiums and $1,155 annual parking fees at the Company’s headquarters.

(7)	All Other Compensation for 2005 includes the following items paid by the Company: $13,846 401(k) match, $11,633 family health insurance premiums, $1,279 life insurance premiums, $1,260 annual parking fees at the Company’s headquarters and $4,800 annual automobile allowance.

(8)	All Other Compensation for 2005 includes the following items paid by the Company: $13,933 401(k) match, $9,304 family health insurance premiums, $1,279 life insurance premiums and $1,260 annual parking fees at the Company’s headquarters.
Base Compensation and Bonuses
      The Compensation Committee approved the payment of annual base salaries and bonuses for fiscal year 2005 to our executive officers and will determine annually a bonus program for executive officers, with any future stock bonus awards to be issued to the executive officers through the 2003 Equity Compensation Plan.
      Although none of our Company’s executive officers currently receives compensation for purposes of the cap in excess of $1 million, we continue to monitor the cap on tax deductibility of compensation and seek to provide for the grant of stock options and certain other stock incentive awards that qualify as performance-based compensation exempt from the cap.
      This report has been submitted by the members of the Compensation Committee for our 2005 fiscal year.

COMPENSATION COMMITTEE
R. Michael McCullough, Chairman
J. Roderick Heller, III
Terry L. Stevens

April 12, 2006
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      No Compensation Committee interlocks or insider participation on compensation decisions exist. All members of our Compensation Committee are independent as defined by our bylaws and governance guidelines and the listing standards of the NYSE.

PERFORMANCE GRAPH
      The following graph compares the cumulative total return on our Common Shares with the cumulative total return of the S&P 500 Stock Index and The MSCI US REIT Index for the period October 23, 2003, the date of our initial public offering, through December 31, 2005 assuming the investment of $100 at our initial public offering price of $15.00 per share on October 23, 2003 and the reinvestment of dividends. The performance reflected in the graph is not necessarily indicative of future performance.
COMPARISON OF CUMULATIVE TOTAL RETURNS FOR THE PERIOD
OCTOBER 23, 2003 THROUGH DECEMBER 31, 2005
FIRST POTOMAC REALTY TRUST COMMON STOCK AND S&P 500 AND
THE MSCI US REIT INDEX (RMS)

	10/23/2003	12/31/2003	12/31/2004	12/31/2005

First Potomac Realty Trust	$100.00	$124.93	$157.81	$193.12
MSCI US REIT Index (RMS)	$100.00	$107.53	$141.38	$158.53
S&P 500	$100.00	$107.92	$117.62	$121.15
      We cannot assure you that our share performance will continue into the future with the same or similar trends depicted in the above graph. We will not make or endorse any predictions as to our future share performance.
      The foregoing graph and chart shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those acts.

AUDIT COMMITTEE REPORT
      The Audit Committee of the Board of Trustees is composed of Terry L. Stevens (Chairman), Richard B. Chess and R. Michael McCullough and operates under a written charter adopted by our Board of Trustees.
      The Audit Committee oversees First Potomac Realty Trust’s financial reporting process on behalf of the Board of Trustees. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to shareholders, management’s report on internal control over financial reporting, the independent auditors’ attestation report on management’s assessment of the Company’s internal control over financial reporting, and the independent auditors’ evaluation of the Company’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
      The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards 61, as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.
      The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, as modified or supplemented, and has discussed with the independent auditors their independence.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees (and the Board of Trustees agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee also appointed KPMG LLP as the Company’s auditors for the 2006 fiscal year.
      The foregoing report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

AUDIT COMMITTEE
Terry L. Stevens, Chairman
Richard B. Chess
R. Michael McCullough

April 12, 2006
PRINCIPAL ACCOUNTANT FEES AND SERVICES
      Aggregate fees for professional services rendered for the Company as of and for the year ended 2005 and for the Company as of and for the year ended December 31, 2004, by KPMG LLP were:

Fee Type	2005	2004

Audit Fees	$505,750	$610,000
Audit-Related Fees	0	9,800
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$505,750	$619,800

      Audit fees include annual audit and limited quarterly review fees, audit of internal control over financial reporting fees, acquisition audits, comfort letters, consents, review of SEC filings, and fees for services that generally only the principal auditor can reasonably provide to the Company.
Approval Policies and Procedures
      The Audit Committee pre-approves all audit and non-audit services provided by the independent auditor.
      The Audit Committee has appointed KPMG LLP, certified public accountants, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006. A representative of KPMG LLP is expected to be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions.
OTHER MATTERS
      As of the date of this Proxy Statement, the Board does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.
ANNUAL REPORT
      The Company’s 2005 Annual Report to Shareholders is being mailed to shareholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

By order of the Board of Trustees,

Joel F. Bonder
Secretary
April 12, 2006
Bethesda, Maryland

ANNUAL MEETING OF SHAREHOLDERS OF

FIRST POTOMAC REALTY TRUST

May 26, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided.ê

THE BOARD OF TRUSTEES RECOMMENDS A VOTE “FOR” THE ELECTION OF TRUSTEES.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

(1) Election of Trustees	(2)	In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: m Robert H. Arnold m Richard B. Chess m Douglas J. Donatelli m Louis T. Donatelli m J. Roderick Heller, III m R. Michael McCullough m Allan G. Merten m Terry L. Stevens	This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees for trustee.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

FIRST POTOMAC REALTY TRUST
7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

     The undersigned hereby appoints Barry H. Bass as proxy with the power to appoint such person’s substitute, and hereby authorizes him to vote, as designated on the reverse side, all the shares of beneficial interest of First Potomac Realty Trust held of record by the undersigned on March 13, 2006, at the annual meeting of shareholders to be held on May 26, 2006 and any adjournment thereof.

(Please date and SIGN on the reverse side)